Exhibit 10.5

Greg Garland
Chairman & CEO

Phillips 66
2331 CityWest Blvd.
Houston, Texas 77042
832.765.1319

October 9, 2021

Ms. Vanessa Sutherland
c/o Peter Boerner
Major, Lindsey & Africa

Dear Vanessa:

It is with pleasure that we offer you a position in the Phillips 66 organization. This offer provides you with the opportunity to join the Company at an exciting time.

The details of the offer are as follows:

Job Title:	Executive Vice President, Legal, Government Affairs, General Counsel and Corporate Secretary
Salary:	$750,000/year
Location:	Houston, Texas
Manager:	Greg Garland
Desired Reporting Date:	January 17, 2022

Salary and Variable Cash Incentive Program

Subsequent changes to your salary will be based on your performance and our compensation policy.

In addition to your base salary, you will be eligible to participate in the Variable Cash Incentive Program (VCIP). The Human Resources and Compensation Committee generally approves the awards annually after the completion of the program year. Individual awards are based upon Company performance. The awards can range from 0% to 200% of the target. Your target award will be 85% of your eligible earnings paid during the year.

Executive Programs

In addition to your base salary and VCIP, you will be eligible to participate in the following executive level compensation programs:

Restricted Stock Unit Program: This is an annual program, which, if approved, could result in you receiving an award. The Special Equity Awards Committee generally approves the awards annually in February.

Under the 2021 compensation structure, you have a target award of 80% of your base salary. The 2022 grant, which would be approved by the HRCC in Feb. 2022, would be based on your starting salary.

Stock Option Program: This is an annual program, which, if approved, could result in you receiving an award. The Special Equity Awards Committee generally approves the awards annually in February.

Under the 2021 compensation structure, you have a target award of 80% of your base salary. The 2022 grant, which would be approved by the HRCC in Feb. 2022, would be based on your starting salary.

Performance Shares: This is a program where target awards are contingent shares of Phillips 66 stock that are earned based on the Company’s performance over a three-year period, and approved awards will be paid out in cash. Your target award for the next performance period (PSP 2022 – 2024) under the current compensation structure, subject to program rules, will be 160% of your starting salary. You will receive a pro-rata target for PSP 2021 – 2023 of 13,362 units.

Inducement Grants

We recognize that you will be ineligible for certain equity awards as well as other forms of compensation due to timing of employment with Phillips 66; therefore, we will also provide the following:

Restricted Stock Unit Award: Upon completion of your first day at Phillips 66, you will receive an award of restricted stock units. The number of units will be determined by dividing $3,000,000 by the Fair Market Value of Phillips 66 stock on the date of your employment. The restrictions would lapse and the units vest on the third anniversary of employment with Phillips 66. If that is a non-trading date, the last preceding date will be used. Units will be eligible for dividend equivalents, which are paid on a quarterly basis.

Vacation Benefit

A special vacation benefit is available for experienced exempt hires. Based on your related prior work experience, you will be granted 28 years of service recognition to adjust your Vacation Eligibility Date. This adjusted Vacation Eligibility Date will be used to compute all future vacation according to the Phillips 66 Vacation policy. We are pleased to provide a vacation benefit of 5 weeks.

19/30 Program

If available at your site, the 19/30 Program is designed to enable employees the flexibility of taking one personal day off each month to spend as they wish - with family and friends, pursuing outside interests, or taking care of personal business.

Employees must work an extra 30 minutes each day to participate in the program. The 19/30 day off each month is scheduled like vacation with supervisor's approval in full day increments only. The 19/30 day cannot be carried over from month to month.

Relocation

Your relocation will be administered under the following Phillips 66 Relocation Policy:

USA Domestic Exempt / Experienced New Hire Policy

After reviewing the Relocation Policy, please contact the Phillips 66 Relocation Center at (800) 267-7573 for any questions you may have or to begin your relocation process once you have accepted the offer and been cleared to hire. The Phillips 66 Relocation Center will be your resource for any questions you may have about the policy prior to offer acceptance and during the relocation process. Also, please note that the Phillips 66 Relocation Center must be contacted prior to initiating any action related to Home Sale and House Hunting/Home Purchase.

Executive Benefits

You will be eligible for the following executive benefits:

Executive Health Program – designed to promote and protect your health. This program is a complete personal wellness assessment at Houston Methodist focused on identifying potential health risks and developing steps to prevent future health issues.

Executive Financial Counseling – designed to help you meet your future financial goals. Provided by The Ayco Company, L.P., a Goldman Sachs Company, will help you create a long‐range financial strategy to address financial and tax issues facing you and your family. Ayco’s counselors are well versed in our benefits and compensation plans and will assist with Benefits and Compensation Planning, Estate Planning, Investment Planning, Income Tax Planning and Preparation, Risk Management and Long‐Term Cash Flow/Retirement Planning. This service is fully paid for by Phillips 66, however, you will be responsible for the taxes on the imputed earnings of this benefit should you chose to accept it.

Employee Benefits

You will be eligible to participate in the various Phillips 66 employee benefit plans. Please visit our new hire benefits website to explore highlights of our benefits.

Requirements for Employment

This offer is contingent upon your successful completion of certain Pre-Placement Requirements and Employment Eligibility Verification. Failure to successfully complete or meet these requirements in the necessary timeframes may prevent you from being placed in or continuing to remain in your position.

Pre-Placement Requirements: After you have accepted our offer, you will receive several emails addressing each specific Pre-Placement Requirement, including the Pre-Placement Medical Questionnaire, Background Check and Standard Drug Test for prohibited substances. As mentioned above, this offer is contingent upon your successful completion of the Pre-Placement Requirements.

Employment Eligibility Verification: Under the provisions of the Immigration Reform and Control Act of 1986, your employer is required to have verification indicating you are authorized to work in the United States. You will be required to provide employment eligibility verification documents within three working days after the start of employment. Click on the following link for more information about Employment Eligibility Verification.

If you have any further questions concerning this offer, please contact Sonya Reed at 832-765-1341 or via e-mail at sonya.m.reed@p66.com. We would like to have your formal reply as soon as possible. We are very interested in you becoming a part of our team and have confidence that you can make significant contributions to our business objectives.

Sincerely,

Greg Garland

cc: Sonya Reed

Please sign below acknowledging your acceptance of employment with Phillips 66.

______________________________________________

_____________________
Date